Exhibit 11

1095 Avenue of the Americas
New York, NY 10036-6797
+1 212 698 3500 Main
+1 212 698 3599 Fax
www.dechert.com

September 29, 2011

Market Vectors ETF Trust
335 Madison Avenue, 19th Floor
New York, New York 10017

Re:	Opinion of Counsel Regarding the Registration Statement
Filed on Form N-14 under the Securities Act of 1933

Ladies and Gentlemen:

          We have acted as counsel for Market Vectors ETF Trust, a Delaware statutory trust (the “Fund”), in connection with an exchange offer pursuant to which the Fund, on behalf of Market Vectors Oil Services ETF (the “OIH ETF”), a series of the Fund, is conducting an exchange offer (the “Offer”) for all of the outstanding depositary trust receipts (“HOLDRS”) issued by OIH HOLDRS Trust pursuant to which an investor in OIH HOLDRS Trust will receive shares of beneficial interest of OIH ETF with an initial net asset value equal to the deemed value of HOLDRS tendered for exchange in the Offer by such investor, subject to certain conditions.

          This opinion is furnished in connection with the Fund’s Registration Statement on Form N-14 under the Securities Act of 1933, as amended (the “Registration Statement”), relating to the shares of common stock of OIH ETF with no par value (the “Acquiring Fund Shares”), to be issued in the Offer.

          We have examined such statutes, regulations, corporate records and other documents and reviewed such questions of law as we deemed necessary or appropriate for the purpose of this opinion.

          Based upon the foregoing, we are of the opinion that subsequent to the tender of HOLDRS in exchange for Acquiring Fund Shares, the Acquiring Fund Shares, upon issuance in the manner referred to in the Registration Statement and Offer to Exchange, as applicable, against payment of the consideration therein described, will be validly issued, fully paid and non-assessable.

          We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name in the proxy statement and prospectus constituting a part of the Registration Statement.

Very truly yours,

/s/ Dechert LLP

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